Exhibit 10.8
LETTER AGREEMENT
CONFIDENTIAL
August 8, 2006
Board of Directors
NEK-SEN Energy, LLC
205 South 8th Street
Suite 2
Sabetha, KS 66534
Dear Directors:
This binding amended and restated letter agreement supersedes, amends and restates the previously executed letter agreement between the parties described herein, dated August 1, 2006, and sets forth and prescribes the general terms of our agreement relating to the purchase by Amaizing Energy, LLC (“Amaizing Energy”) of the entire interest of NEK-SEN Energy, LLC (“NEK-SEN”) in and to that certain letter of intent between NEK-SEN and Fagen, Inc. of Granite Falls, Minnesota, dated May 5, 2006, including the acquisition by and assignment to Amaizing Energy of the related February 2007 ethanol plant building time slot (the “Fagen LOI”). Upon acceptance of this letter agreement by NEK-SEN, the parties will each use their best efforts to complete the sale and assignment on or before August 25, 2006.
The understandings reflected in this letter are subject to the satisfaction of the conditions described herein, including the approval of NEK-SEN’s members, the consent of Fagen, Inc. to the assignment of the Fagen LOI, and the approval of such other authorities as are necessary or appropriate. The parties intend this letter agreement to constitute a binding agreement between Amaizing Energy and NEK-SEN.
1.	Terms of the Sale. Amaizing Energy, or an affiliated entity of Amaizing Energy (the “Affiliate”), will purchase the Fagen LOI from NEK-SEN on the following terms:
A.	NEK-SEN will assign its entire interest in the LOI to Amaizing Energy in exchange for $10,000,000, to be paid to NEK-SEN in membership units in the Affiliate, as described in Section 1.B below. Such membership units in the Affiliate shall be issued to NEK-SEN by August 25, 2006. The Affiliate will use its best efforts to diligently proceed with the development of a 100 million gallon annual production ethanol facility pursuant to the Fagen LOI, and will not further assign the Fagen LOI.

B.	The price per membership unit, and all other rights and terms of ownership associated with such membership units, will be the same as for all other membership units to be issued in the expected public offering of the membership units of the Affiliate to be registered with the Securities and

Exchange Commission. No fractional units will be issued, and any fractional amount will be paid in cash subject to the maximum cash payment amount. Amaizing anticipates that the price per membership unit for NEK-SEN and other investors will be $10,000 per unit. Any change in the price in the Affiliate’s registered offering will yield a corresponding change to the number of units received by NEK-SEN hereunder for the purposes of avoiding dilution.
C.	Any membership units of the Affiliate issued to NEK-SEN pursuant hereto will initially be unregistered securities subject to the transfer restrictions of Rule 144 of the Securities Act of 1933. However, in connection with and as part of the expected public offering of the membership units of the Affiliate, Amaizing Energy or the Affiliate shall cause such securities to be registered under the Securities Act of 1933 and the applicable blue sky laws of Kansas and Nebraska, or will exchange such securities for equivalent registered securities in the Affiliate. Amaizing Energy or its Affiliate shall pay all registration expenses.

D.	Amaizing Energy, or the Affiliate, will conduct a public campaign to sell equity securities in the Affiliate to residents of the geographic area within a sixty mile radius of Sabetha, Kansas, plus the geographic areas including Riley, Shawnee, Johnson, Greenwood, and Anderson Counties in Kansas. Amaizing Energy, or the Affiliate, will reserve units with a price of not less than $20,000,000 for such campaign. The campaign will include fifteen local investor meetings conducted by Amaizing, or the Affiliate, in the prescribed region following consultation with NEK-SEN. The campaign will be preceded by six advanced information meetings for local area bankers with the purpose of assisting them in their loan making analysis. The campaign will begin no later than the first date upon which Amaizing Energy, or the Affiliate, commences its similar campaign near Denison, Iowa and/or Atlantic Iowa. NEK-SEN will use its best efforts to assist the timely and successful completion of such campaign in and around Sabetha, Kansas, which campaign shall be deemed complete upon the earlier of (a) receipt of subscriptions of $20,000,000 from persons located within such sixty mile radius of Sabetha, Kansas, plus the geographic areas including Riley, Shawnee, Johnson, Greenwood, and Anderson Counties in Kansas or (b) thirty days following its commencement. Amaizing Energy, and the Affiliate, reserve the right to reject any subscription for any reason, following consultation with NEK-SEN.

E.	For the lesser of five years beginning with the seating of the first director appointed by NEK-SEN, or the period that NEK-SEN is a separate legal entity, NEK-SEN will be entitled to appoint a director to the board of directors of the Affiliate. Thereafter, such directorship shall either be eliminated or elected at-large by members of the Affiliate or its successor.

F.	In the event that either (a) the membership units of the Affiliate issued to NEK-SEN are not registered within one year of the date of this letter agreement, or the Affiliate has not completed construction of the proposed 100 million gallon annual production ethanol facility within three years of the date of this letter agreement, then NEK-SEN may, at its option, claim a breach of this agreement at which time its sole remedy shall be the redemption of any unregistered securities issued hereunder by the Affiliate in exchange for cash at the price per membership unit prescribed herein. Amaizing Energy hereby guarantees this redemption right.
2.	Conditions Precedent. The completion of the sale and payment of consideration shall be subject to the satisfaction of the conditions precedent set forth below prior to August 25, 2006. consents to the assignment of the Fagen LOI as described in Section 2.G below. Such conditions shall be deemed satisfied or waived unless either party provides the other with written notice to the contrary on or before the relevant date. In the event such notice is provided, this letter agreement shall terminate, and the parties shall have no further duties or obligations hereunder.
A.	Member Approval. NEK-SEN’s members shall approve of the sale on or before August 10, 2006;

B.	Contract Rights. Identification and inspection of the Fagen LOI and any related rights and obligations of NEK-SEN, including without limitation, verification that the Fagen LOI is enforceable and assignable without limitation or superior interests by other parties;

C.	Other Due Diligence. Satisfactory completion of a due diligence review by Amaizing Energy;

D.	Compliance of Laws. Satisfactory determination that the transaction contemplated herein complies with all applicable laws and regulations;

E.	Government Approvals. Receipt of any necessary governmental approvals and the expiration or termination of all required waiting periods;

F.	No Material Adverse Change. The absence of any material adverse change in the Fagen LOI; and

G.	Consent of Fagen, Inc. Receipt of written consent and approval of the sale and assignment of the Fagen LOI by Fagen, Inc. in a form substantially similar to the form of assignment attached hereto as Exhibit A.
3.	Excluded Assets. All assets of NEK-SEN other than the Fagen LOI are excluded from the transactions contemplated hereby and shall remain the property of NEK-SEN.

4.	Other Documents. The parties shall execute such other legal documents that are reasonably required and are mutually acceptable to each of Amaizing Energy and NEK-SEN in their reasonable discretion including the form of the assignment, to consummate the transactions described herein.
5.	Confidentiality. The parties hereto agree to keep any and all confidential information of each party confidential and shall not disclose or use any of such confidential information in any manner other than for purposes of evaluating this transaction.
6.	Exclusive Dealing. In consideration of the costs and expenses to be borne by the parties in pursuing the sale and further in consideration of their mutual undertakings as to matters described herein, NEK-SEN agrees that it will not at any time prior to closing, solicit or initiate any further discussion or enter into any agreement with any other person or entity concerning: (a) the sale or assignment of the Fagen LOI; (b) an equity infusion into NEK-SEN or the debt or equity funding of NEK-SEN ethanol project; (c) any merger, share exchange, sale of substantially all of the assets or similar transaction of or relating to NEK-SEN; or (d) the sale by NEK-SEN of any of its equity or debt securities, or any combination thereof, except the private placement of not more than fifty membership units with Matt Crouse of Eldora, Iowa. This Section will not preclude or prohibit NEK-SEN from continuing with its pending registration with the Securities and Exchange Commission. This agreement shall not prohibit or preclude NEK-SEN from contributing, or negotiating the contribution of, its interest in real estate or infrastructure to another party in exchange for cash or equity of such party.
7.	Public Disclosure. Neither NEK-SEN nor Amaizing Energy will make any public disclosure or issue any press releases pertaining to the existence of this letter agreement or the transactions contemplated herein without having first obtained the written consent of the other party, except for communications with member-owners, employees, customers, suppliers and other grounds as may be legally required or necessary or appropriate, provided that the disclosing party timely provides a copy of such communication to the other party. The parties will make a joint announcement at a time and place to be mutually agreed upon.
8.	Expenses. Each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described herein, whether or not any of the transactions contemplated herein are consummated.
9.	Applicable Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Iowa.
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     If you agree with the foregoing terms, please acknowledge your agreement by executing a copy of this letter and returning one copy to us. This letter will expire if we do not receive an executed copy by 5:00 p.m. on August 18, 2006.

Sincerely, AMAIZING ENERGY, L.L.C.
By:	/s/ Sam J. Cogdill 8/16/06
Sam Cogdill, Chairman

This Letter Agreement is hereby accepted by NEK–SEN, LLC this 16th day of August, 2006.
By:	/s/ Gary Edelman
Its: President

EXHIBIT A
ASSIGNMENT OF LETTER OF INTENT
     THIS ASSIGNMENT OF LETTER OF INTENT (“Assignment”) is made and entered into to be effective the 16th day of August, 2006, by and between NEK-SEN Energy, LLC, a Kansas limited liability company, with a business address of 205 South 8th Street, Suite 2, Sabetha, Kansas 66534 (“Assignor”) for the benefit of AMAIZING ENERGY, LLC, an Iowa limited liability Company, its successors and assigns with a business address of P.O. Box 309, 2404 West Highway 30, Denison, IA 51442 (“Assignee”).
WITNESSETH:
     FOR VALUE RECEIVED, Assignor hereby grants, transfers and assigns to Assignee, its successors and assigns, all of Assignor’s rights and interest in that certain letter of intent between Assignor and Fagen, Inc. dated May 5, 2006, including the acquisition by and assignment to the Assignor of the related ethanol plant building time slot (the “Fagen LOI”) to secure:
Performance of all obligations under that certain letter agreement of even date herewith (the “Letter Agreement”) relating to the purchase by the Assignee of the Fagen LOI.
     IN WITNESS WHEREOF, Assignor has executed this Assignment as of the day and year first above written.

ASSIGNOR NEK-SEN Energy, LLC
By:	/s/ Gary Edelman
Its: President

     FAGEN, INC. hereby consents to the assignment of the Fagen LOI to Assignee and agrees to deliver the design-build services as contemplated by the Fagen LOI for Assignee.
Dated:

FAGEN, INC.
By:
Its: